UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 25, 2011
Date of Report (Date of earliest event reported)

AgFeed Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-33674	20-2597168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

Suite A1001-1002, Tower 16, Hengmao Int’l Center Nanchang City, Jiangxi Province, China		330003
(Address of principal executive offices)		(Zip Code)

86-791-6669093 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

AgFeed Industries, Inc. (the “Company”) will restate its statements of operations for the three and six month periods ended June 30, 2010 and June 30, 2009 for an expense reclassification with no effect on net income.

This change will have no impact on the previously reported net income or earnings per share for the Company’s statements of operations for the three and six month periods ended June 30, 2010 and June 30, 2009 as previously reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2010.

The restatement will be reflected in an amendment to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010.  The purpose of this amendment will be to reclassify losses on disposal activities of breeding sows and other assets to operating expenses from non-operating expenses in its Consolidated Statements of Operations and Other Comprehensive Income (Loss) (the “Income Statement”). The need for such re-classification was the result of the Company previously classifying losses on property and equipment disposals within other expense. The Company subsequently concluded that the appropriate classification would be within operating expense.

The restated Income Statement will correct these reclassifications as of and for the three and six month periods ended June 30, 2010 and June 30, 2009.

On March 25, 2011, the authorized officers of the Company concluded that such financial statements as of and for the three and six month periods ending June 30, 2010 and June 30, 2009 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 should no longer be relied upon.  The Company’s revisions were identified in connection with its response to a comment letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission with respect to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Authorized officers of the Company have discussed the matters described in this Current Report on Form 8-K with McGladrey & Pullen, LLP, the Company’s current independent registered public accounting firm, and Goldman Parks Kurland Mohidin LLP, the Company’s prior independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGFEED INDUSTRIES, INC.

Dated: March 31, 2011

	By:	/s/ Edward Pazdro
Edward Pazdro
Chief Financial Officer